Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Announces Fiscal 2015 second quarter results

•                  2Q15 same store sales growth of 2.8% versus 1.0% in 2Q14

•                  Consolidated gross margin expansion of 20 basis points

•                  2Q15 net earnings of $61.5 million with earnings per share of $0.39

•                  Adjusted EBITDA of $154 million, up 4.3%

•                  Repurchased $60.3 million, or 1.8 million shares, of stock in 2Q15

DENTON, Texas, May 5, 2015 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced financial results for the fiscal 2015 second quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We made solid progress on our initiatives and we are pleased with our financial results for Q2” stated Chris Brickman, President and Chief Executive Officer. “Consolidated same store sales grew 2.8% and gross margin expanded by 20 basis points, resulting in 11% year-over-year growth in EPS. Despite this progress, we aspire to much more, and we clearly have more work left in order to achieve our long term objectives.”

“During the second quarter, our store refresh initiative continued to realize positive returns and we are on track to complete the next phase of remodels by June 1st. The Nail studio is now fully installed in all our Sally U.S. stores and we are investing to market this winning category assortment during the spring nail season.   We reset the multicultural category in all stores to better reflect modern consumer needs. The Sally team finished the work required to get our dynamic CRM program fully operational by April and we are very excited about the early results and future potential of this initiative.  At the same time, our BSG team completed new brand integrations into our stores and we began the work required to extend CRM and improved e-commerce capabilities to our professional business by year-end.    Finally, we have developed a strong list of merchandising and marketing innovations we plan to deploy in both businesses during the coming quarters - and I have full confidence in the team to build on the initial momentum so that we can achieve our objectives for this year and beyond.”

FISCAL 2015 SECOND QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2015 second quarter, consolidated net sales were $937.8 million, an increase of 2.0% from the fiscal 2014 second quarter.  The fiscal 2015 second quarter sales increase is attributed to same store sales growth and the addition of new stores.  The unfavorable impact from changes in foreign currency exchange rates in the fiscal 2015 second quarter was $21.5 million, or 2.3% of sales.  Consolidated same store sales growth in the fiscal 2015 second quarter was 2.8%.

Gross Profit:  Consolidated gross profit for the fiscal 2015 second quarter was $467.5 million, an increase of 2.4% over gross profit of $456.4 million for the fiscal 2014 second quarter.  Gross profit as a percentage of sales was 49.8%, a 20 basis point improvement from the fiscal 2014 second quarter.

Selling, General and Administrative Expenses:  For the fiscal 2015 second quarter, GAAP consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $317.5 million, or 33.9% of sales, a 10 basis point improvement from the fiscal 2014 second quarter metric of 34.0% of sales and total SG&A expenses of $312.8 million.  Excluding a $1.5 million, pre-tax, contingent liability related to the data security incident, adjusted SG&A expenses in the fiscal 2015 third quarter, were $315.9 million or 33.7% of sales.

Fiscal 2015 second quarter GAAP SG&A expenses increased 1.5% or $4.6 million, primarily due to expenses associated with the opening of new stores, higher expenses related to on-going upgrades to our information technology systems, higher employee compensation-related expenses in connection with our ongoing management transition plans and a contingent liability related to the data security incident.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on schedule B.

Interest Expense: Interest expense for the fiscal 2015 second quarter was $29.2 million, slightly down from the fiscal 2014 second quarter of $29.3 million.

Provision for Income Taxes:  Income taxes were $38.2 million for the fiscal 2015 second quarter versus $36.3 million in the fiscal 2014 second quarter.  The Company’s effective tax rate in the fiscal 2015 second quarter was 38.3%, flat when compared to the fiscal 2014 second quarter.

Net Earnings and Diluted Net Earnings per Share (EPS):  For the fiscal 2015 second quarter, GAAP net earnings were up 5.2% to $61.5 million, or $0.39 per diluted earnings per share, from net earnings of $58.5 million, or $0.35 per diluted earnings per share in the year ago quarter.

Adjusted net earnings for the fiscal 2015 second quarter were up 5.6% to $62.5 million or $0.39 per diluted earnings per share when compared to fiscal 2014 adjusted net earnings of $59.2 million or $0.36 per diluted earnings per share. Adjusted net earnings for the fiscal 2015 second quarter excludes a $1.0 million, net of tax, contingent liability related to the data security incident.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2015 second quarter was $154.4 million, an increase of 4.3% from $148.0 million for the fiscal 2014 second quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of March 31, 2015, were $246.0 million.  The Company’s asset-based loan (ABL) revolving credit facility ended the fiscal 2015 second quarter with no outstanding borrowings.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of March 31, 2015.

For fiscal 2015 year-to-date, the Company’s capital expenditures totaled $39.3 million.  Capital expenditures for the fiscal year 2015 are projected to be in the previously stated range of $95 million to $100 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $126.3 million to $766.9 million at March 31, 2015 compared to $640.6 million at September 30, 2014.  Borrowing capacity on the ABL

facility was approximately $478.4 million at the end of the fiscal 2015 second quarter.    The ratio of current assets to current liabilities was 2.62 to 1.00 at March 31, 2015 compared to 2.38 to 1.00 at September 30, 2014.

Inventory as of March 31, 2015 was $838.1 million, an increase of $18.4 million or growth of 2.2% from March 31, 2014 inventory.  This increase is primarily due to sales growth from existing stores and additional inventory from new store openings.

During the period of January 1, 2015 through March 31, 2015, the Company repurchased (and subsequently retired) 1.8 million shares of its common stock at an aggregate cost of $60.3 million and had approximately $932.5 million of additional share repurchase authorization remaining under its $1 billion share repurchase authorization announced on August 20, 2014.  The Company remains committed to deploying excess cash flow, after investments to grow the business, in the form of stock repurchases.

Business Segment Results:

Sally Beauty Supply

Fiscal 2015 Second Quarter Results for Sally Beauty Supply

•                  Sales of $572.1 million, up 0.4% from $569.6 million in the fiscal 2014 second quarter.  Sales growth was from net new store openings and same store sales growth.  The unfavorable impact of foreign currency exchange on sales was $17.9 million, or 3.1%.

•                  Same store sales growth of 1.4% versus growth of 0.5% in the fiscal 2014 second quarter.

•                  Gross margin of 55.3%, a 50 basis point increase from 54.8% in the fiscal 2014 second quarter.

•                  Segment earnings of $106.1 million, up 0.6% from $105.5 million in the fiscal 2014 second quarter.

•                  Segment operating margin was 18.5%, flat when compared to the fiscal 2014 second quarter.

•                  Net store count increased by 154 over the fiscal 2014 second quarter for total store count of 3,631.

Sales growth in the fiscal 2015 second quarter was driven by new store openings and same store sales; this growth was partially offset by the unfavorable impact of foreign currency exchange.  Gross profit margin improvement of 50 basis points primarily resulted from improvement in the international business and favorable product mix shift in the U.S. business. Segment operating earnings and margin were favorably impacted by gross margin improvement which was partially offset by higher SG&A expenses associated with new store openings and higher depreciation.

Beauty Systems Group

Fiscal 2015 Second Quarter Results for Beauty Systems Group

•                  Sales of $365.6 million, up 4.5% from $349.9 million in the fiscal 2014 second quarter.  The unfavorable impact of foreign currency exchange on sales was $3.6 million, or 1.0%.

•                  Same store sales growth of 5.9% versus 2.2% in the fiscal 2014 second quarter.

•                  Gross margin of 41.3%, a 10 basis point increase from 41.2% in the fiscal 2014 second quarter.

•                  Segment earnings of $55.6 million, up 9.3% from $50.9 million in the fiscal 2014 second quarter.

•                  Segment operating margin increased by 70 basis points to 15.2% of sales from 14.5% in the fiscal 2014 second quarter.

•                  Net store count was 1,278, an increase of 24 stores over the fiscal 2014 second quarter.

•                  Total BSG distributor sales consultants at the end of the fiscal 2015 second quarter were 971 versus 993 at the end of the fiscal 2014 second quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales, improvement in the sales consultant business and new store openings; this growth was partially offset by the unfavorable impact of foreign currency exchange.   Growth in segment operating earnings and margin expansion was primarily due to SG&A leverage improvement and gross margin expansion.

(1)A detailed table reconciling 2015 and 2014 adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-230-1092 (International:  612-234-9959).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen to this conference call, the replay will be available at about 12:00 p.m. (Central) May 5, 2015 through May 19, 2015 by dialing 1-800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 358653.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.8 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through 4,900 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, Colombia, Peru, France, the Netherlands, Canada, Puerto Rico, Mexico, Ireland, Spain and Germany.  Sally Beauty Supply stores offer up to 10,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 10,000 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, Joico, and Aquage which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating and effectively responding to changes in consumer preferences and buying trends in a timely manner; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of products by our third-party manufacturers or distributors; products sold by us being found to be defective in labeling or content; compliance with current laws and regulations or becoming subject to additional or more stringent laws and regulations; the success of our e-commerce businesses; product diversion to mass retailers or other unauthorized resellers; the operational and financial performance of our franchise-based business; successfully identifying acquisition candidates and successfully completing desirable acquisitions; integrating acquired businesses; opening and operating new stores profitably; the impact of the health of the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, particularly our trademarks; the risk that our products may infringe on the intellectual property of others or that we may be required to defend our intellectual property rights; conducting business outside the United States; disruption in our information technology systems; a significant data security breach, including misappropriation of our customers’ or employees’ confidential information, and the potential costs related thereto; the negative impact on our reputation and loss of confidence of our customers, suppliers and others arising from a significant data security breach; the costs and diversion of management attention required to investigate and remediate a data security breach; the ultimate determination of the extent or scope of the potential liabilities relating to our 2014 data security incident; our ability to attract or retain highly skilled management and other personnel; severe weather, natural disasters or acts of violence or terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our ability to execute and implement our common stock repurchase program; our substantial indebtedness; the possibility that we may incur substantial additional debt, including secured debt, in the future; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the costs and effects of litigation.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K for the year ended September 30, 2014, as filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures: (1) Adjusted EBITDA; (2) Adjusted net earnings, earnings per share and diluted earnings per share and (3) Adjusted SG&A expenses.  We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted EBITDA - We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation and costs related to the Company’s previously disclosed data security incident.

Adjusted Net Earnings, Earnings Per Share, Diluted Earnings Per Share and SG&A Expenses — Adjusted net earnings, earnings per share, diluted earnings per share and SG&A expenses are GAAP net earnings, earnings per share, diluted earnings per share and SG&A expenses that exclude costs related to the Company’s previously disclosed data security incident for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance.  Our management and Board of Directors also use these non-GAAP measures as supplemental measures in the evaluation of our businesses and believe that these non-GAAP measures provide a meaningful measure to evaluate our historical and prospective financial performance.  These non-GAAP measures should not be considered a substitute for or superior to GAAP results.   Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations (Adjusted EBITDA)	C
Non-GAAP Financial Measures Reconciliations (Continued)	D
Store Count and Same Store Sales	E
Selected Financial Data and Debt	F

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2015	2014	% CHG	2015	2014	% CHG

Net sales	$937,755	$919,471	2.0%	$1,902,222	$1,859,935	2.3%
Cost of products sold and distribution expenses	470,303	463,075	1.6%	961,001	943,013	1.9%
Gross profit	467,452	456,396	2.4%	941,221	916,922	2.7%
Selling, general and administrative expenses (1)(2)	317,456	312,813	1.5%	654,410	632,291	3.5%
Depreciation and amortization	20,989	19,495	7.7%	41,567	38,750	7.3%

Operating earnings	129,007	124,088	4.0%	245,244	245,881	-0.3%
Interest expense	29,228	29,258	-0.1%	58,469	57,747	1.3%
Earnings before provision for income taxes	99,779	94,830	5.2%	186,775	188,134	-0.7%
Provision for income taxes	38,244	36,338	5.2%	70,331	71,647	-1.8%
Net earnings	$61,535	$58,492	5.2%	$116,444	$116,487	0.0%

Earnings per share:
Basic	$0.39	$0.36	8.3%	$0.74	$0.71	4.2%
Diluted	$0.39	$0.35	11.4%	$0.73	$0.70	4.3%

Weighted average shares:
Basic	157,504	162,535		156,797	163,075
Diluted	159,620	166,140		158,845	166,637

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.3%	54.8%	50	54.9%	54.6%	30
BSG Segment Gross Profit Margin	41.3%	41.2%	10	41.1%	40.9%	20
Consolidated Gross Profit Margin	49.8%	49.6%	20	49.5%	49.3%	20
Selling, general and administrative expenses	33.9%	34.0%	(10)	34.4%	34.0%	40
Consolidated Operating Profit Margin	13.8%	13.5%	30	12.9%	13.2%	(30)
Net Earnings Margin	6.6%	6.4%	20	6.1%	6.3%	(20)

Effective Tax Rate	38.3%	38.3%	0	37.7%	38.1%	(40)

(1)         Selling, general and administrative expenses include share-based compensation of $2.8 million and $3.3 for the three months ended March 31, 2015 and 2014, respectively; and, for the six months ended March 31, 2015 and 2014, $10.6 million and $11.8 million, respectively.

(2)         Selling, general and administrative expenses include charges of $1.5 million and $1.1 million for the three months ended March 31, 2015 and 2014, respectively; and, for the six months ended March 31, 2015 and 2014, $1.8 million and $1.1 million, respectively, in connection with the data security incident disclosed in March 2014. These amounts reflect a contingent liability of $1.5 million recorded in the three months ended March 31, 2015.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2015	2014	% CHG	2015	2014	% CHG
Net sales:
Sally Beauty Supply	$572,110	$569,618	0.4%	$1,158,629	$1,142,973	1.4%
Beauty Systems Group	365,645	349,853	4.5%	743,593	716,962	3.7%
Total net sales	$937,755	$919,471	2.0%	$1,902,222	$1,859,935	2.3%

Operating earnings:
Sally Beauty Supply	$106,089	$105,474	0.6%	$207,268	$209,017	-0.8%
Beauty Systems Group	55,607	50,882	9.3%	112,197	105,717	6.1%
Segment operating earnings	$161,696	$156,356	3.4%	$319,465	$314,734	1.5%

Unallocated corporate expenses (1)	(29,849)	(29,000)	2.9%	(63,621)	(57,063)	11.5%
Share-based compensation	(2,840)	(3,268)	-13.1%	(10,600)	(11,790)	-10.1%
Interest expense	(29,228)	(29,258)	-0.1%	(58,469)	(57,747)	1.3%
Earnings before provision for income taxes	$99,779	$94,830	5.2%	$186,775	$188,134	-0.7%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	18.5%	18.5%	0	17.9%	18.3%	(40)
Beauty Systems Group	15.2%	14.5%	70	15.1%	14.7%	40
Consolidated operating profit margin	13.8%	13.5%	30	12.9%	13.2%	(30)

(1)         Unallocated expenses consist of corporate and shared costs.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands)

(Unaudited)

	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2015	2014	% CHG	2015	2014	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$61,535	$58,492	5.2%	$116,444	$116,487	0.0%
Add:
Depreciation and amortization	20,989	19,495	7.7%	41,567	38,750	7.3%
Share-based compensation (1)	2,840	3,268	-13.1%	10,600	11,790	-10.1%
Loss from data security incident (2)	1,515	1,110	36.5%	1,756	1,110	58.2%
Interest expense	29,228	29,258	-0.1%	58,469	57,747	1.3%
Provision for income taxes	38,244	36,338	5.2%	70,331	71,647	-1.8%
Adjusted EBITDA (Non-GAAP)	$154,351	$147,961	4.3%	$299,167	$297,531	0.5%

(1)         For the six months ended March 31, 2015 and 2014, share-based compensation includes $4.8 million and $5.3 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)         Selling, general and administrative expenses include charges of $1.5 million and $1.1 million for the three months ended March 31, 2015 and 2014, respectively; and, for the six months ended March 31, 2015 and 2014, $1.8 million and $1.1 million, respectively, in connection with the data security incident disclosed in March 2014. These amounts reflect a contingent liability of $1.5 million recorded in the three months ended March 31, 2015.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

	Three Months Ended March 31, 2015
	As Reported	Charges from Data Security Incident (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$317,456	$(1,515)	$315,941
SG&A expenses, as a percentage of sales	33.9%		33.7%
Operating earnings	129,007	1,515	130,522
Operating Profit Margin	13.8%		13.9%

Earnings before provision for income taxes	99,779	1,515	101,294
Provision for income taxes (2)	38,244	561	38,805
Net earnings	$61,535	$954	$62,489

Earnings per share:
Basic	$0.39	$0.01	$0.40
Diluted	$0.39	$0.01	$0.39

	Three Months Ended March 31, 2014
	As Reported	Charges from Data Security Incident (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$312,813	$(1,110)	$311,703
SG&A expenses, as a percentage of sales	34.0%		33.9%
Operating earnings	124,088	1,110	125,198
Operating Profit Margin	13.5%		13.6%

Earnings before provision for income taxes	94,830	1,110	95,940
Provision for income taxes (2)	36,338	433	36,771
Net earnings	$58,492	$677	$59,169

Earnings per share:
Basic	$0.36	$0.00	$0.36
Diluted	$0.35	$0.00	$0.36

(1)         For the three months ended March 31, 2015 and 2014, selling, general and administrative expenses include charges of $1.5 million and $1.1 million, respectively, in connection with the data security incident disclosed in March 2014. These amounts reflect a contingent liability of $1.5 million recorded in the three months ended March 31, 2015.

(2)         The tax provision for the adjustments to net earnings was calculated using an estimated effective tax rate of 37.0% and 39.0% for the three months ended March 31, 2015 and 2014, respectively.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

	Six Months Ended March 31, 2015
	As Reported	Charges from Data Security Incident (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$654,410	$(1,756)	$652,654
SG&A expenses, as a percentage of sales	34.4%		34.3%
Operating earnings	245,244	1,756	247,000
Operating Profit Margin	12.9%		13.0%

Earnings before provision for income taxes	186,775	1,756	188,531
Provision for income taxes (2)	70,331	650	70,981
Net earnings	$116,444	$1,106	$117,550

Earnings per share:
Basic	$0.74	$0.01	$0.75
Diluted	$0.73	$0.01	$0.74

	Six Months Ended March 31, 2014
	As Reported	Charges from Data Security Incident (1)	As Adjusted (Non-GAAP)

Selling, general and administrative expenses	$632,291	$(1,110)	$631,181
SG&A expenses, as a percentage of sales	34.0%		33.9%
Operating earnings	245,881	1,110	246,991
Operating Profit Margin	13.2%		13.3%

Earnings before provision for income taxes	188,134	1,110	189,244
Provision for income taxes (2)	71,647	433	72,080
Net earnings	$116,487	$677	$117,164

Earnings per share:
Basic	$0.71	$0.00	$0.72
Diluted	$0.70	$0.00	$0.70

(1)         For the six months ended March 31, 2015 and 2014, selling, general and administrative expenses include charges of $1.8 million and $1.1 million, respectively, in connection with the data security incident disclosed in March 2014. These amounts reflect a contingent liability of $1.5 million recorded in the three months ended March 31, 2015.

(2)         The tax provision for the adjustments to net earnings was calculated using an estimated effective tax rate of 37.0% and 39.0% for the six months ended March 31, 2015 and 2014, respectively.

Supplemental Schedule F

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of March 31,
	2015	2014	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,612	3,456	156
Franchise stores	19	21	(2)
Total Sally Beauty Supply	3,631	3,477	154
Beauty Systems Group:
Company-operated stores	1,112	1,095	17
Franchise stores	166	159	7
Total Beauty System Group	1,278	1,254	24
Total	4,909	4,731	178

BSG distributor sales consultants (end of period) (1)	971	993	(22)

	2015	2014	Basis Pt Chg
Second quarter company-operated same store sales growth (2)
Sally Beauty Supply	1.4%	0.5%	90
Beauty Systems Group	5.9%	2.2%	370
Consolidated	2.8%	1.0%	180

			Basis Pt Chg
Six months ended March 31 company-operated same store sales growth (2)
Sally Beauty Supply	1.5%	0.7%	80
Beauty Systems Group	4.9%	3.7%	120
Consolidated	2.5%	1.6%	90

(1)         Includes 329 and 334 distributor sales consultants as reported by our franchisees at March 31, 2015 and 2014, respectively.

(2)         For the purpose of calculating our same store sales metrics, we compare the current period sales for stores open for 14 months or longer as of the last day of a month with the sales for these stores for the comparable period in the prior fiscal year. Our same store sales are calculated in constant U.S. dollars and include internet-based sales and the effect of store expansions, if applicable, but do not generally include the sales of stores relocated until 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until 14 months after the acquisition.

Supplemental Schedule G

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(Amounts in thousands)

(Unaudited)

	March 31, 2015	September 30, 2014
Financial condition information (at period end):
Working capital	$766,899	$640,612
Cash and cash equivalents	246,027	106,575
Property and equipment, net	233,761	238,111
Total assets	$2,134,853	2,029,973
Total debt, including capital leases	1,810,156	1,811,641
Total stockholders’ (deficit) equity	$(261,004)	$(347,053)

	As of
	March 31, 2015	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$—	(i) Prime + 0.50-0.75% or (ii) LIBOR + 1.50-1.75%
Senior notes due 2019	750,000	6.875%
Senior notes due 2022 (1)	856,978	5.750%
Senior notes due 2023	200,000	5.500%
Other (2)	23	5.790%
Total debt	$1,807,001

Debt maturities, excluding capital leases
Twelve months ending March 31,
2016	$23
2017-2019	—
2020	750,000
Thereafter (1)	1,056,978
Total debt	$1,807,001

(1)         Amount includes unamortized premium of $7.0 million related to notes in an aggregate principal amount of $150.0 million issued in September 2012. The 5.75% interest rate relates to notes in an aggregate principal amount of $850.0 million.

(2)         Represents pre-acquisition debt of businesses acquired.